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                                 EXHIBIT 99.1


                       CAUTIONARY STATEMENT FOR PURPOSES
                    OF THE "SAFE HARBOR" PROVISIONS OF THE
               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Great Plains Software, Inc. (the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time make, in writing or orally, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). When used in conjunction with an identified forward-looking statement, this Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of such sections and is intended to be a readily available written document that contains factors which could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

     The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements:

WE MAY BE UNABLE TO MARKET AND SELL OUR PRODUCTS IF WE ARE UNABLE TO MAINTAIN A STRONG PARTNER NETWORK

         We do not maintain a direct sales force; rather, we rely exclusively on our Partner network to sell our solutions. We cannot assure you that our Partners will aggressively market our products and services or will maintain their relationship with us. Our failure to maintain these relationships and to develop new Partner relationships in the future could have a material adverse effect on our business.

         Our ability to achieve significant future revenue growth will depend in large part on adding new Partners, leveraging our relationships with existing Partners and our Partners' ability to implement their growth plans. We cannot assure you that either we or our Partners will be able to achieve these goals. Our inability or our Partners' inability to do so could have a material adverse effect on our business, results of operations and financial condition.

DEMAND FOR OUR PRODUCTS MAY DECREASE IF WE ARE UNABLE TO ANTICIPATE AND ADAPT TO RAPIDLY CHANGING TECHNOLOGY

         Our markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer and Partner demands. Our future success will depend on our ability to adapt to these rapidly changing technologies, to enhance our existing solutions, and to introduce new solutions to address our customers' and Partners' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions and enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance.

DEMAND FOR OUR PRODUCTS MAY DECREASE IF MIDMARKET BUSINESSES FAIL TO ADOPT MICROSOFT TECHNOLOGIES OR OUR PRODUCTS BECOME INCOMPATIBLE WITH NEW DEVELOPMENTS IN THESE TECHNOLOGIES

         Our software products are designed for Microsoft technologies, including Windows NT and SQL Server. In addition, our products utilize other Microsoft technologies, including Visual Basic for Applications and Site Server. Although we believe that Microsoft technologies will continue to be widely utilized by Midmarket businesses, we cannot assure you that Midmarket businesses will adopt these technologies as anticipated or will not in the future migrate to other computing platforms or technologies that we do not currently support. Moreover, our strategy

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requires that our products and technologies continue to be compatible with new developments in Microsoft's technologies.

OUR MANAGEMENT AND INTERNAL SYSTEMS MAY BE INADEQUATE TO HANDLE POTENTIAL GROWTH OF OUR SALES AND WORKFORCE

         Our growth has resulted in increased responsibilities placed upon our management and has placed added pressures on our internal systems. Continued growth will require us to implement additional systems and controls and to expand, train and manage a larger workforce. We cannot assure you that the systems and management skills currently in place will be adequate if we continue to grow. In addition, from time to time we may acquire businesses, products, services and technologies that are complementary to ours, or that allow us to enter into new markets. Such acquisitions would place additional demands upon our management.

DEMAND FOR OUR PRODUCTS MAY DECREASE IF WE ARE UNABLE TO COMPETE SUCCESSFULLY IN THE MIDMARKET BUSINESS SOFTWARE MARKET

         The market for business management solutions is highly competitive. We expect this competition to intensify, particularly in the Midmarket. Many of our competitors have greater financial, marketing and technical resources than we do. We cannot assure you that we will be able to compete successfully against these companies.

SOFTWARE THAT WE LICENSE FROM OTHER COMPANIES FOR RESALE MAY BECOME UNAVAILABLE OR OUTDATED

         Some of our products utilize software licensed to us by independent, third-party software developers. For example, we rely on third parties for our primary reporting tool, for our Integration Manager, and for our Service Management Series. Although we believe that there are alternatives for most of these products, any significant interruption in the supply of such third-party software could have a material adverse impact on our sales unless and until we can replace the functionality provided by key third-party products. In addition, we depend on these third parties to enhance their current products, to develop new products on a timely and cost-effective basis, and to respond to emerging industry standards and rapid technological change. We cannot assure you that we would be able to replace the functionality provided by third-party software if that software becomes obsolete or incompatible with future versions of our products, or otherwise is not adequately maintained or updated. Any failure of key third-party solutions could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO IDENTIFY OR COMPLETE SUITABLE ACQUISITIONS AND INVESTMENTS, AND ANY ACQUISITIONS AND INVESTMENTS WE DO COMPLETE MAY CREATE BUSINESS DIFFICULTIES OR DILUTE OUR SHAREHOLDERS

         We may acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. If we acquire a company, we may have difficulty assimilating its personnel and operations into our operations. In addition, its key personnel may decide not to work for us. We may also have difficulty in assimilating acquired businesses, products, services and technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our results of operations. Furthermore, we may incur significant debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of equity securities could be dilutive to our shareholders.

OUR EARNINGS MAY BE AFFECTED BY POTENTIAL CHANGES IN ACCOUNTING PROFESSION PRACTICES

         Recently, the SEC has been critical of the U.S. accounting practice of writing off in-process research and development costs incurred in connection with acquisitions. We are aware that the SEC and the U.S. accounting profession are in dialog regarding retroactive application of recent SEC guidelines on this subject. We cannot predict the outcome of that dialog. However, if the new SEC guidelines were applied, it could cause a reduction of in-process research and development write-offs taken in connection with two acquisitions in fiscal 1998, and a

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corresponding increase in the amount of goodwill associated with each acquisition, which would produce increased amortization expense against income in future periods.

ANTICIPATED FLUCTUATIONS IN OUR QUARTERLY REVENUE AND OPERATING RESULTS MAY RESULT IN REDUCED PROFITABILITY AND LEAD TO REDUCED PRICES FOR OUR STOCK

         Our quarterly revenue and operating results have varied in the past and can be expected to vary in the future. As a result, we cannot assure you that we will be able to maintain profitability on an annual or quarterly basis. It is possible that in some future quarters our operating results will fall below our expectations or those of market analysts and investors. In that event, the price of our common stock would likely decrease.

         Most of our quarterly revenue results from orders booked in that quarter. We establish expenditure levels based on our expectation for future revenue. If revenue levels are below expectation, expenses could be disproportionately high. In addition, our business has experienced and may continue to experience seasonality. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Operating Results." In Item 7 of our Form 10-K for the year ended May 31, 1999.

THE EXPECTED CONTINUING DECLINE IN SALES OF OUR DOS- AND MACINTOSH-BASED PRODUCT COULD NEGATIVELY AFFECT OUR BUSINESS

         We have shifted our product focus from a DOS- and Macintosh-based product, Great Plains Accounting, to our Dynamics C/S+ and Dynamics products which are based on Windows NT and Microsoft SQL Server technologies. As a result of this shift and the decrease in general market demand for DOS- and Macintosh-based solutions, our revenues from our Great Plains Accounting product have declined and are expected to decline in the future. We cannot assure you that the decline in revenues from sales of Great Plains Accounting will not have a material adverse effect on the results of our operations and our financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In Item 7 of our Form 10-K for the year ended May 31, 1999.

WE MAY FACE INCREASED COMPETITION AND DOWNWARD PRICE PRESSURE IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

         We rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions to protect our intellectual property rights. We cannot assure you that these protections will be adequate to prevent our competitors from copying or reverse-engineering our products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours. We make source code available to certain of our Partners and customers. This availability may increase the likelihood of misappropriation or other misuse of our intellectual property.

         We have no patents. Existing copyright and trademark laws afford only limited protection for our intellectual property rights and will not protect such rights if competitors independently develop similar products. While we license the Dynamics C/S+ product under signed license agreements, Dynamics and Great Plains Accounting are licensed under "shrink wrap" licenses not signed by the licensees. These non-negotiable license agreements found printed on the software packaging may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries where we sell products do not protect our products and intellectual property rights to the same extent as the laws of the United States.

WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS WHICH WOULD BE COSTLY TO RESOLVE

         Although we have never been the subject of a material intellectual property dispute, we cannot assure you that a third party will not assert that our technology violates its intellectual property rights. As the number of software products in our target markets increases and the functionality of these products further overlap, we believe that all software developers may become increasingly subject to infringement claims. Any infringement claims, whether with or without merit, can be time consuming and expensive to defend. We cannot assure you that third parties will not assert infringement claims against us in the future with respect to our current or future products or that any infringement claim assertions will not require us to enter into royalty arrangements that could be costly.

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DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING
AND BUSINESS FACTORS COULD NEGATIVELY AFFECT OUR BUSINESS IN INTERNATIONAL
MARKETS

         We have operations in a number of international markets. We intend to continue to expand our international operations and our international sales and marketing efforts. Our international business is subject to many risks, including:

-    local economic and market conditions
-    political and economic instability
-    difficulties in enforcing intellectual property and contract rights
- difficulties in tailoring our products to fit local accounting principles, rules, regulations, language, tax codes and customs
-    fluctuations in currency exchange rates
-    difficulties and costs of staffing and managing foreign operations
- the need for compliance with a wide variety of foreign and United States export regulations

These risks may materially and adversely affect our business, results of operations or financial condition.

OUR PRODUCTS, SYSTEMS AND SALES MAY BE SUBJECT TO YEAR 2000 PROBLEMS

         Our current products are Year 2000 compliant. Nevertheless, our business could be adversely affected by Year 2000 problems. For example, Midmarket businesses may lack sufficient resources to acquire new systems such as ours because they may be diverting resources to assess and fix internal systems that may not be Year 2000 compliant.

         We have reviewed our own information technology and other technology systems to assess and remediate any Year 2000 problems. While the amount of remediation work required to address Year 2000 problems is not expected to be extensive and while we have received assurances from our major suppliers that they are addressing the Year 2000 issue, we cannot assure you that our internal systems will function properly in the Year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000." In Item 7 of our Form 10-K for the year ended May 31, 1999.

OUR STOCK PRICE IS VOLATILE

         The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, developments or disputes concerning intellectual property rights, technological innovations or new products, governmental regulatory action, general conditions in the accounting and financial management software industry, increased price competition, changes in earnings estimates by analysts or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many computer software companies and which have often been unrelated to the operating performance of such companies.